SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 7, 2006

BONANZA GOLD, INC.
(Exact name of registrant as specified in its charter)

Washington	000-50603	91-0745418
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
25060 Hancock Avenue Suite 103 Box 110
Murrieta, California 92562
(Address of principal executive offices)

(951) 894-6597
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

ྑ  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྑ  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྑ  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྑ  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

The description of the principal terms of the Share Exchange Agreement are subject to and qualified in their entirety by reference to the Share Exchange Agreement, a copy of which is attached to this Form 8-K and which is incorporated herein by reference.

You are strongly urged to read and carefully consider the Share Exchange Agreement for a complete description of the terms of the Share exchange agreement.

On February 7, 2006 (the "Closing" or the "Effective Time"), Bonanza Gold, Inc. (sometimes the "Registrant" or "Bonanza"), acquired Left Behind Games Inc. (“LBG”') as a subsidiary pursuant to a Share Exchange Agreement dated as of January 26, 2005, by and among the Registrant and LBG. Pursuant to the terms of the Share Exchange Agreement, the Registrant acquired LBG through the purchase of a majority of LBG’s outstanding stock. The stockholders of LBG exchanged their LBG securities on a “1 for 1” basis for our substantially identical securities. Upon consummation of the Share Exchange Agreement, LBG became our subsidiary.

Also, pursuant to the Share Exchange Agreement, Troy A. Lyndon, Jeffrey S. Frichner, Thomas H. Axelson, respectively the chief executive officer, president & secretary and chief financial officer of LBG, were appointed to our board of directors and named as our chief executive officer, president & secretary and chief financial officer, respectively. Concurrently with Messrs. Lyndon’s, Frichner’s, and Axelson’s appointment as all of our officers, Mr. Robert E. Kistler resigned as our president and treasurer, and Hobart Teneff resigned as our vice president. Effective February 7, 2006 at noon PST, Messrs. Kistler, Teneff and Terrence Dunne resigned as our directors.

Left Behind Games Inc. was founded in October 2001 for the purpose of developing games based upon the popular Left Behind Series. Left Behind Games is attempting to become a leading independent developer and publisher of quality interactive entertainment products that perpetuate family values and appeal to mainstream, Christian and gamer audiences.

Prior to the execution of the Share Exchange Agreement and the 1 for 1 exchange of our stock for Left Behind Games stock, our board of directors executed a resolution to reverse split our common stock on a four for one basis so that stockholders now own one share of common stock for each 4 shares of common stock held by the stockholder prior to the reverse split. Also prior to the execution of the Share Exchange Agreement, the board of directors of Left Behind Games executed a resolution to reverse split its common stock

RISK FACTORS

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It is difficult to assess the likelihood of success for an early stage company without a long operating history like ours. Since our organization we have been engaged in start-up and development activities. There is limited operating history upon which investors may base an evaluation of our likely future performance.

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There is no assurance that we will enjoy successful business development. There can be no assurance that our business strategies will lead to any profits. We face risks and uncertainties relating to our ability to successfully implement our strategies of creating and marketing video and PC games, and selling the games at a profit. Despite the popularity of Left Behind books and other media materials, we do not know whether we can produce video and PC games for which there will be a demand, or whether Left Behind’s brand success will cross over to video games. You must consider the risks, expenses and uncertainties of a company like this, with an unproven business model, and a competitive and somewhat evolving market. In particular, you must consider that our business model is based on an expectation that we will be able to create games and that demand for video games will sustain itself or increase.

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Need for substantial additional funds. We currently need additional funds to complete the development of our video games and to fund increased employment compensation for 2005. Our executives collectively are paid approximately $20,000 per month or a collective total of $240,000 per year. In addition, our estimated total employment compensation outlays for the next 12 months are approximately $500,000. Cash requirements for development and distribution of our video games in the next 12 months are expected to be approximately $1,000,000. Our cash requirements may vary or increase materially from those now planned because of unexpected costs or delays in connection with creation of video games, changes in the direction of our business strategy, competition, and other factors. Adequate funds for these purposes may not be available when needed or on acceptable terms.

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We must pay expenses on behalf of the officers and directors to indemnify them for wrongdoing. Our officers and directors are required to exercise good faith and high integrity in the management of their affairs. The bylaws specifically limit the liability of such persons to the fullest extent permitted by law. As a result, aggrieved parties may have a more limited right to action than it would have had if such provisions were not present. The bylaws also provide for indemnification of the officers and directors from any losses or liabilities that may incur as a result of the manner in which they operated the business or conducted internal affairs, provided that in connection with these activities they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, our best interest. Use of the capital or assets for such indemnification would reduce amounts available for the operations or for distribution to the investors.

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Holders of shares of our common stock have a greater risk than holders of our preferred stock because shares of preferred stock have liquidation preferences over shares of our common stock. Holders of our preferred stock have liquidation preferences over our shares of common stock. The result is that in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of record of our preferred stock will be entitled to recover their investment prior and in preference to any distribution of any of our remaining assets or surplus funds, if any remain, to the holders of our shares of common stock.

RISKS RELATING TO THE VIDEO GAME INDUSTRY

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Our revenues will be dependent on the popularity of the Left Behind series of novels. If the popularity of this series declines, it may have a material adverse effect on our revenues and operating results. Since 1995, the popularity of the Left Behind series of books has grown. However, there can be no assurance that the series will sustain its popularity and continue to grow. A decline in the popularity of the Left Behind series could adversely affect the popularity of any product based upon the series, including the products that we intend to develop and distribute, and that, in turn, would have a material adverse effect on our revenues and operating results. Despite the popularity of the Left Behind series, there can be no guarantee that any video game product based upon the series will enjoy the same popularity or achieve commercial success.

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Governmental regulations could adversely affect the video game industry, including the distribution of interactive products over the Internet. Changes in domestic and foreign laws could affect our business and the development of our planned video game products, and, more specifically, could adversely affect the marketing, acceptance and profitability of our products. There can be no assurance that current laws and regulations (or the interpretation of existing regulations) will not become more stringent in the future, or that we will not incur substantial costs in the future to comply with such requirements, or that we will not be subjected to previously unknown laws and regulations that may adversely impact the development and distribution of our intended products or the operation of our business in general. As Internet commerce continues to evolve, we expect that federal, state and foreign governments will adopt laws and regulations covering issues such as user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. It is possible that legislation could expose companies involved in electronic commerce to liability, taxation or other increased costs, any of which could limit the growth of electronic commerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws and regulations could limit the market for our products to the extent we sell them over the Internet, and have a material adverse effect on our revenues and operating results.

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If we do not respond to rapid technological change, our products may become obsolete. The market for video game products and services is characterized by rapid technological change and evolving industry standards. We cannot assure you that we will be successful in responding rapidly or in a cost effective manner to such developments.

•	We may not be able to achieve our distribution plans. Although we believe that our plans for marketing and distributing our products are achievable, there can be no assurance that we will be successful in our efforts to secure distribution agreements with national or regional wholesale or retail outlets, or to negotiate international distribution or sublicensing agreements regarding the distribution of Left Behind series video games in countries and territories outside of the United States, or that we will be able to gain access to CBA wholesale or retail channels of distribution.

•	Our products may have short life cycles and may become quickly obsolete. Consumer preferences in the video game industry are continuously changing and are difficult to predict. Few products achieve market acceptance, and even when they do achieve commercial success, products typically have short life cycles. We cannot be certain that the products we introduce will achieve any significant degree of market acceptance, or that if our products are accepted, the acceptance will be sustained for any significant amount of time, or that the life cycles of any of our products will be sufficient to permit us to recover development, manufacturing, marketing and other costs associated with them. In addition, sales of our games are expected to decline over time unless they are enhanced or new products are introduced. If the products we create fail to achieve or sustain market acceptance, it could result in excess inventory, require reductions in the average selling prices of the affected products, or require us to provide retailers with financial incentives, any one or all of which would have a material adverse effect on our operating results and financial condition.

•	If we are unable to maintain our license to Left Behind or other intellectual property, our operating results will be adversely impacted. All of our planned products are based on or incorporate intellectual property owned by others. All of our current products are based on Left Behind names and themes. We expect that some of the products we publish in the future may also be based on intellectual property owned by others. The rights we enjoy to licensed intellectual property may vary based on the agreement we have with the licensor. Competition for these licenses is intense and many of our competitors have greater resources to take advantage of opportunities for such licenses. If we are unable to maintain our current licenses and obtain additional licenses with significant commercial value, we believe our sales will decline. In addition, obtaining licenses for popular franchises owned by others could require us to expend significant resources and the licenses may require us to pay relatively high royalty rates. If these titles are ultimately unpopular, we may not recoup our investment made to obtain such licenses. Furthermore, in many instances we do not have exclusive licenses for intellectual property owned by others. In these cases, we may face direct competition from other publishers holding a similar license.

•	The video game industry is very competitive, and we may not be able to compete successfully with larger, more established video game publishers. The interactive entertainment software industry is intensely competitive and new interactive entertainment software products and platforms are regularly introduced. We will compete primarily with other publishers of interactive entertainment software for personal computers and video game consoles. We will also compete with other forms of entertainment and leisure activities.

•	Our ability to develop and market our video game products depends entirely upon our license from the publisher of the Left Behind series. On October 11, 2002, White Beacon secured the license from the publisher of the Left Behind series to use the copyrights and trademarks relating to the Left Behind series to develop video game products. This license has been sublicensed to Left Behind Games in entirety. The license requires Left Behind Games to pay royalties and other fees on an ongoing basis to the publisher of the Left Behind series and to meet certain product development, manufacturing and distribution milestones. The license also grants the publisher of the Left Behind series significant control over the development of products under the license. In the event we are unable to perform all of the obligations to the publisher of the Left Behind series under the license, the publisher of the Left Behind series may terminate the license leaving us without the ability to develop, manufacture and distribute our video game products. The publisher of the Left Behind series rights to review and approve our products may cause delays in shipping those products. Our success and our business plan is heavily dependent upon our ability to comply with the terms and conditions of the license and the sublicense and yet there can be no assurance that we will be able to comply with all terms and conditions of the license from the publisher of the Left Behind series and sublicense from White Beacon. In the event the license or sublicense is terminated for any reason, we would likely be unable to continue to develop, sell or otherwise distribute video games based on the Left Behind series.

•	Platform manufacturers are primary competitors and have approval rights and are expected to control the manufacturing of our video game products. The vast majority of commercial video game products are designed to play on a specific platform. The platform is the system that runs the game. Within the video game industry, there are currently many platforms, including Microsoft Xbox 360, Sony Playstation 2, Sony PSP, Sony Playstation 3, Nintendo DS, Nintendo GameCube and Gameboy Advance, Microsoft Windows, and Mac OS. The majority of PC games are designed to play on computers running the Microsoft Windows or the MAC OS platform. In order to develop a game that will run on a particular console platform, it is necessary to enter into a platform licensing agreement with a console or portable platform manufacturer. The platform manufacturers, Sony, Nintendo, and Microsoft, also publish their own video game products and are therefore competitors of ours. If we are successful in securing a platform licensing arrangement with one or more of these companies, we will most likely be required to give them significant control over the approval and manufacturing of our products. This could leave us unable to get our products approved, manufactured and shipped to customers. Control of the approval and manufacturing process by the platform licensors could also increase both our manufacturing and shipping lead times and related costs. Such delays could harm our business and adversely affect our financial performance. Additionally, while we are not aware of any reason that would prevent us from obtaining any desired development and/or publishing agreements with any of the hardware platform licensors, we have not yet signed any such agreement with any platform manufacturer, and we cannot guarantee that we will be able to conclude agreements with these third parties, or that if we do, the provisions of the agreements will be favorable or even as good as the comparable agreements executed by any of our competitors. If we are unable to secure development and/or publishing agreements with the major platform manufacturers, we would not be able to bring our products to market on any such affected platform.

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We may not be able to regularly pay dividends to our stockholders or redeem shares of preferred stock. Our ability to pay dividends or redeem shares of preferred stock in the future depends on our ability to operate profitably and to generate cash from our operations in excess of our operating expenses and debt service obligations. The payment of dividends or redemption of shares of preferred stock is in the sole discretion of our board of directors.

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Future terrorist attacks in the United States may result in declining economic activity, which could reduce the demand for our products. Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war, may result in declining economic activity and reduced demand for our products. A decrease in demand would make it difficult for us to renew or release our products. Terrorist activities also could directly impact the value of our products through damage, destruction or loss.

    These types of events also may adversely affect the markets in which our securities are sold. These acts may cause further erosion of business and consumer confidence and spending and may result in increased volatility in national and international financial markets and economies. Any one of these events may cause a decline in the demand for video games, delay the time in which our video games can be created and sold and limit our access to capital or increase our cost of raising capital.

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General economic conditions may adversely affect our financial condition and results of operations. Periods of economic slowdown or recession in the United States and in other countries, rising interest rates or declining demand for video games, or the public perception that any of these events may occur, could result in a general decline economic activities, which would adversely affect our financial position, results of operations, and cash flow.

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The success of our company depends on the continuing contributions of our key personnel. We have a skilled management team to seek out developers for our video games. However, members of our management team are required to devote only as much time to our operations as they, in their sole discretion, deem necessary in carrying out our operations effectively. Any or all of the members of our management team, including Jeffrey S. Frichner, Troy A. Lyndon and Thomas H. Axelson, may fail to divide their time efficiency in operating our business given their outside obligations. In addition, we do not have agreements with any of our management team that hinder their ability to work elsewhere or quit at will and, thus, any executive officer or key employee may terminate his or her relationship with us at any time without advanced notice.

Business

Left Behind Games Inc., a Delaware corporation (sometimes referred to herein as “LBG”), was incorporated on August 27, 2002. LBG is an early stage company founded to develop and publish video game products based upon the popular Left Behind series of novels. We have the exclusive world-wide rights to the Left Behind book series and brand, for the purpose of making video games. Left Behind novels and products are based upon fictional storylines focused on events at the end of the world, including the ultimate battles of good against evil, which are very action oriented and supremely suitable for an engaging series of video games. Left Behind’s series of books has sold more than 63 million copies. Left Behind branded products have generated more than $500 million at retail for the Left Behind book series. Left Behind has also become a recognized brand name by more than 1/3 of Americans, and you can find many of the series of books at most WalMart stores. Our management believes that Left Behind products have experienced financial success, including the novels, kid’s books, graphic novels (comic books), movies, and music. Our interest in the Left Behind brand is limited to our sublicense to make video games. We have no interest in, nor do we profit from any other Left Behind brand.

Our rights to use the Left Behind brand to make video games is based solely on our sublicense with White Beacon to all of White Beacon's rights and obligations under its license with the publisher of the Left Behind book series. White Beacon’s exclusive worldwide license from the publisher of the Left Behind book series grants it, and us through our sublicense, the rights to develop, manufacture, market and distribute video game products based on the Left Behind series.

We have assembled a team of individuals experienced in the video game industry to develop and market video games based upon the Left Behind series that offers a challenging and positive oriented alternative to video games with gratuitous sex and violence currently marketed.

Market

The Computer And Video Game Industry. According to the Entertainment Software Association (“ESA”), the modern-day video game industry took form in 1985 with the release of the 8-bit Nintendo System ("NES"). Following upon the heels of Nintendo’s introduction of the NES, Sega Enterprises Ltd. released its 16-bit “Genesis” system, which, in turn, was followed by Nintendo’s introduction of the “Super NES.” The early 1990s led to a rise in the PC game business with the introduction of CD-ROMs, with decreases in prices for multimedia PCs, and the introduction of high-level 3D graphics cards. In 1995-1996, consumers reacted positively to the release of the Sony PlayStation and Nintendo 64 and ushered in a new generation of video game consoles. Since 1996, computer and video game sales have seen a steady increase.

According to ESA, in 1999 and 2000, the computer and video game industry reached new heights with the introduction of new video game consoles that allowed users to play games, as well as watch DVDs and listen to audio CDs. According to ESA, the video game business experienced strong growth, in spite of the economic recession after the turn of the century.

According to the NPD Group, a provider of consumer and retail information based in Port Washington New York, annual 2005 U.S. retail sales of video games, which includes console and portable hardware, software and accessories (but not PC), saw sales of over $10.5 billion. This represents a six percent increase over the $9.9 billion generated in 2004 and it exceeds the previous industry record of $10.3 billion from 2002.

Sales growth in the game software industry is more than double the growth rate of the U.S. economy as a whole, according to a study of the U.S. Government Census and other economic data, as reported in an ESA report. Analysts predict that more money will be spent again this year on interactive software than at the box office.

Internet, On-line and wireless Video Games. The Internet has spawned the phenomenon of multiplayer on-line gaming, which we believe will increase with the emergence of broadband capabilities, in addition to new wireless mobile phone platforms. With advances in broadband technology and the ever increasing use of the Internet, the computer and video game industry has witnessed substantial growth in the development of games that can be played over the Internet, thereby opening up another market as well as other revenue models. Organizations have been placing their games on the Internet for consumer consumption either for the purpose of expanding their markets or as a way for companies not in the traditional video game industry to gain entrance. It is our intent, once the initial products have been published, established, and shown to be financially successful, to expand into these new markets.

According to an October 15, 2002 article by Reuters, Sony, the world's largest audio-visual electronics maker joined the Internet video gaming industry when it launched EverQuest in March 1999 in the United States. EverQuest, a multi-player on-line game, involves a detailed, three-dimensional world where thousands of players can simultaneously participate in battles or quests, hold conversations or meet with friends. Currently, Sony has more than 500,000 subscribers paying up to $13 per month to play this game on-line. Sony is planning to launch versions of its on-line EverQuest game in Japan, China and other countries. Electronic Arts, Microsoft, LucasArts and others have also expanded their video game business onto the Internet.

A leading provider of technology intelligence, IDC industry analysis and market data, projects that the number of households with access to on-line video games will rise at a rate of over 25% in the coming few years with U.S. revenue to rise to over $1.8 billion in 2006. According to Reuters, this increase is expected to continue.

At our request, in June 2004, the publisher of the Left Behind book series distributed a 20 question survey for the purpose of helping us to understand the demographic link between Left Behind readership and potential purchasers of such branded video games. More than 3,500 responses were received. Of those responding, 72% classified themselves as players of video games, and 92% said they would consider buying a Left Behind video game for themselves or a family member.

Sales and usage of video games, although targeted to predominately younger markets, are not exclusive to this marketplace. As technology evolves and game quality improves, the sale of hardware is shifting to middle-aged and older audiences. The demographics of the interactive industry continue to change as players who have grown up with games are now buying them as adults, as well as for their children.

According to a Peter D. Hart Research Associates study, 75% of American heads-of-household play computer & video games, 39% of computer gamers are over the age of 35 and the average game player is 30 years old, 19% are age 50 or older, and 43% are women.

The study also found the typical game purchaser is 37 years old, and adult gamers have been playing for an average of 12 years. Further data shows just 35% of gamers are under the age of 18, while 43% are 18-49. Interestingly, women age 18+ constitute a greater portion of the game playing population (28%) than boys 6-17 (21%)

The same survey illustrated an average adult male plays games 7.6 hours per week, with the average adult female closing the historical gender gap at 7.4 hours per week.

ESA indicates that the popularity of computer and video games rivals baseball and amusement parks. According to ESA, three times as many Americans (approximately 145 million) played computer and video games as went to the top five U.S. amusement parks and twice as many as attended major league baseball games. A poll by ESA of 1,600 households ranked computer and video games number one as their most enjoyable activity.

Consistent with past years' numbers, announced by the ESA and annually compiled by the NPD Group, the majority of games that sold were rated "E" for "Everyone" (53%), followed by "Teen" (T) rated games (30.%) and by "Mature" (M) rated games (16%). In 2002 E-rated games accounted for 55.7% of games sold, T-rated games 27.6% and M-rated games made up 13.2% of games sold.

According to ESA, all interactive games are rated by the Entertainment Software Rating Board ("ESRB"), a self-regulatory unit of ESA. The ESRB rating system is the benchmark rating system for software for all interactive platforms. The ESRB uses the following key elements to evaluate and rate software products: violence, sexual content, language, and early childhood development skills. Over 70% of games are rated "E" for Everyone (appropriate for ages 6 and up).

The first step in creating a successful video game product launch is to create a good game concept, ideally based upon a brand name with consumer awareness. Confirmation of the quality of the game is often provided by industry trade publications. As in comparable industries, previews and reviews can provide significant information regarding marketing viability prior to the completion of development and commercial release, enabling companies to more effectively manage development, marketing expenses and potential inventory risks.

Once the product is completed and approved by the appropriate platform licensor, inventory is purchased from the major interactive platform manufacturers (e.g., Sony, Microsoft, and Nintendo) and distributed to independent distributors, retail outlets and other resellers.

Based on the popularity and success of the Left Behind Series with all ages, we believe the Left Behind Brand is uniquely positioned for success in the interactive video game marketplace. Recent interactive game market studies reveal a rapidly growing market comprised of people from all ages and cultures. Based on statements by the president of the Entertainment Software Association ("ESA"), we believe that the last few years and the next several years are watershed years for interactive products. “Leading analysts forecast that video and computer game software sales alone will soon surpass $10 billion, and that the next generation of video game consoles may achieve household penetration rates approaching 70%, making them nearly as commonplace in American homes as video cassette recorders."

Sales continue to grow - a record 12 games sold more than one million units in 2004, with 9 of these 12 being rated “E” or “T”, and 52 console games sold more than 500,000 units. Additionally, 55% of the 2004 Top 20 selling computer games by units sold were Teen (11/20) with 25% Mature (5) and 20% rated Everyone (4). The Top 20 selling console games were rated 55% as Everyone (11) followed by 25% Mature (5) and 20% Teen (4). The NPD Group has announced it will be updating how PC Games in particular will be reported, to more accurately assess the impact of subscription-based online games (MMOs) as well as the industry impact from digital distribution.

NPD’s 2005 study found 42% of most frequent gamers play online, with 56% being male and 44% being female. A full 34% of heads of households play games on a wireless device such as a cell phone or PDA reflecting a substantial increase from 20% in 2002.

Video Game Software And Hardware Industries. According to Michael Pachter, Interactive Entertainment Research Analyst for Wedbush Morgan, "The most successful publishers are those who build diverse libraries of branded games that produce sequels and recurring revenue streams.  With a base-load of steady, sequel-driven revenues, publishers have better visibility into their future performance, which leads to better planning and investment.  A less-volatile revenue and earnings model also leads to more confidence from Wall Street and higher public valuations".

While the media and politicians focused on Mature-rated video games in 2003, new data reveals that the percentage of M-rated games sold last year actually declined while the number of Teen-rated games sold rose, according to the Entertainment Software Association (ESA), the U.S. association representing computer and video game software publishers. The data shows that combined sales for computer and video games exceeded $7 billion for the first time ever, and that a record number of console video games sold more than 500,000 and one million units.

In his 2005 E3 commencement speech, Doug Lowenstein said, “The (video game) industry needs to continue broadening its audience and creating more games with mass-market appeal. Though videogames have been around for 30 years, their penetration remains below that of film and television, he pointed out, asking, “What do they have that we don’t?” That missing element, he said, is content with mass-market appeal at mass-market prices. “There is powerful market-expanding potential for making games for audiences that we are less accustomed to,” Lowenstein said. As an example, he said that the film The Passion of the Christ had a record-breaking $612 million in box-office revenue, thus revealing something Hollywood was missing—the religious content was of interest to a big audience that doesn’t normally go to movies.

Overall, 2003 U.S. sales of console games totaled $5.8 billion (186.4 million units) while computer games accounted for $1.2 billion (52.8 million units) in sales. Total game software sales in 2002 were $6.9 billion, with console games bringing in $5.5 billion in sales and computer games accounting for $1.4 billion. (Note: The numbers released by the ESA today do not include sales of game hardware or accessories.) A record nine console games sold more than one million units, and all were rated E or T. Thirty-nine console games sold more than 500,000 units and 83 exceeded the 250,000 unit barrier. Comparable numbers for 2002 were six, 33, and 73, respectively.

"The future strength and promise of interactive entertainment comes across loud and clear when we note that ours was the only entertainment industry to continue to grow in 2003," added Lowenstein. According to numbers compiled by the NPD Group, total game software sales in 2003 grew while both the movie and music industries reported losses compared with 2002 sales according to estimates made by Exhibitor Relations and Nielsen SoundScan, respectively.

According to 2004 NPD study data, console game players most often purchased action 30.1%, sports 17.8%, and shooters 9.6%, followed by children/family 9.5%, racing 9.4%, role-playing 9.0% and fighting games at 5.4%.

Computer gamers, however, most often purchase strategy 26.9%, family & children 20.3%, and shooter games 16.3%, followed by role-playing games 10%, adventure 5.9%, sports 5.4% and action games with 3.9%. Our games target both the strategy and family markets. Based upon Wedbush Morgan Securities’ research, every game in the top ten of 2002 independently generated more than a hundred million dollars ($100,000,000).

Products

Left Behind Video Games. The mission of Left Behind Games is to become the world’s leading independent developer and publisher of quality interactive entertainment products that perpetuate positive values and appeal to mainstream and Christian audiences, while remaining committed to increasing shareholder value and pursuing the highest standards of integrity and professionalism in all business affairs.

In order to accomplish these goals, our staff and advisory board have extensive experience and relationships with professionals from the video game industry, including producers, directors, artists, programmers, musicians and others. Collectively, we are experienced in the techniques that are essential to today's interactive games, including video, photography, motion capture, 3D face and body rendering, programming technologies, computer graphics, stereo sound effects and music production.

Based upon the success of the children’s book series, in addition to the success of the Graphic Novels by DC Comics, our management believes these games will appeal to people of all ages through their intriguing and exciting stories which provide excellent storylines for adaptation to video games for children and adults alike.

We intend to develop games so as to include the same types of elements that have made interactive games popular for years and yet offer an alternative to the sexual themes and gratuitous violence currently found in many games. We plan to make all games visually and kinetically appealing and anticipate the games will be classified as both action and adventure and will receive either an "E" rating (appropriate for ages 6 and up) or a "T" rating (appropriate for ages 13 and up).

Marketing

Left Behind Games commenced development and plans to complete the development of its first high quality video game and other associated products based upon the Left Behind trademark in 2006.

We are exploring various avenues for promoting and marketing our products, including print advertising and broadcast media, trade shows, as well as the Internet. We anticipate the Internet will become a cost effective method for developing brand awareness and promoting our products.

Interactive software publishers use various strategies to differentiate themselves and build competitive advantages within the industry such as Platform Focus, internal vs. external development, third party distribution, International Sales and Game Genre Focus. According to Michael Pachter of Wedbush Morgan, "Deciding which platforms to publish games for is one of the most important decisions a publisher faces. Different game platforms require varying development costs, time to market, gross margins, and marketing budgets.” Accordingly, we will focus, during the first year, on the PC/Multi-player version of the game. This strategy will allow us to focus on the development of our first game, without the required processes posed by licensors Sony, Microsoft and Nintendo. We intend to release console and portable games into the marketplace in the second and/or third year.

As the first order of development business, we have developed a technology demonstration using internally developed 3D engine technologies. These have been made in association with former employees of the chief executive officer and an overseas group located in Eastern Europe. At present, our first product is in pre-alpha stage of development which means that it is approximately 70% completed.

The game is designed to support two game modes, Storyline and Game World Modes. In Storyline mode, gamers will have the opportunity to interact within events from the novels. In Game World mode, gamers will compete and fight for territory in an effort to defeat all opponents. The gamers goal will be to fight against the Global Community (commanded by the Anti-Christ) with Tribulation Forces. In One Player game mode, all opponents will be computer generated. However, in Multi-player mode, gamers online will compete against each other. Although we are not focused on the development of an MMOG (Massive Multi-player Online Game), at some point in the future, our game could migrate to the MMOG platform without any major change in game play, storylines and structure.

Proprietary Rights

Our future success and ability to compete are dependent, in part, upon our proprietary technology. We rely on patent, trade secret, trademark and copyright law to protect our intellectual property. We cannot be sure that any patents will be issued pursuant to future patent applications or that patents issued to us will not be invalidated, circumvented, challenged or licensed to others. In addition, we cannot be sure that the rights granted under any such patents will provide us with competitive advantages or that any patents issued to us will be adequate to stop unauthorized third parties from copying our technology, designing around our patents or otherwise obtaining and using our products, designs or other information. In addition, we cannot be sure that others will not develop technologies that are similar or superior to our technology. Furthermore, we believe that factors such as the technological and creative skills of our personnel, new product developments, product enhancements and marketing activities are just as essential as the legal protection of proprietary rights to establishing and maintaining a competitive position.

In addition to patent protection, we rely on unpatented trade secrets and know-how and proprietary technological innovation and expertise, all of which are protected in part by confidentiality and invention assignment agreements with our employees and consultants, and, whenever possible, our suppliers. We cannot make any assurances that these agreements will not be breached, that we will have adequate remedies for any breach, or that our unpatented proprietary intellectual property will not otherwise become known or independently discovered by competitors. We also cannot make any assurances that persons not bound by an invention assignment agreement will not develop relevant inventions.

Many participants in the computer software and game market have a significant number of patents and have frequently demonstrated a readiness to commence litigation based on allegations of patent and other intellectual property infringement. We cannot be sure that future claims will be resolved on favorable terms, and failure to resolve such claims on favorable terms could result in a material adverse effect on our business, financial condition and results of operations. We expect that companies will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Responding to such claims, regardless of merit, could cause product shipment delays or require us to enter into royalty or licensing arrangements to settle such claims. Any such claims could also lead to time-consuming, protracted and costly litigation, which would require significant expenditures of time, capital and other resources by our management. Moreover, we cannot be sure that any necessary royalty or licensing agreement will be available or that, if available, such agreement could be obtained on commercially reasonable terms.

The Left Behind License. On October 11, 2002, the publisher of the Left Behind book series granted White Beacon an exclusive worldwide license to use the copyrights and trademarks relating to the storyline and content of the books in the Left Behind series of novels for the manufacture and distribution of video game products for personal computers, CD-ROM, DVD, game consoles, and the Internet. White Beacon is owned by Troy A. Lyndon, our chief executive officer and Jeffrey S. Frichner, our president. Messrs. Lyndon and Frichner are members of our board of directors White Beacon has sublicensed its Left Behind book series license in its entirety to Left Behind Games Inc., with the written approval of the publisher of the Left Behind book.

The license requires Left Behind Games to pay the royalties based on the gross receipts on all non-electronic products and for electronic products produced for use on personal computer systems, and a smaller percentage of the gross receipts on other console game platform systems. According to the license agreement, Left Behind Games is required to guarantee a minimum royalty during the initial four-year term of the license, of which Left Behind Games has already paid over one third of the minimum royalty, which is considered an advance against future payable royalties. This advance will be set off as a credit against all monies owed subsequently under the license.

The Left Behind Games Sublicense. White Beacon has granted Left Behind Games a sublicense of all of its rights and obligations under its license with the publisher of the Left Behind book series. In consideration for receiving the sublicense, Left Behind Games has issued to White Beacon 5,850,000 shares of its common stock (which shares have been reduced to 3,496,589 pursuant to Left Behind Games’ reverse split on January 25, 2006.

Pursuant to the terms and conditions of the sublicense, we are required to comply with all terms, conditions and obligations of the original license with the publisher of the Left Behind book series. This sublicense is a pass-through to Left Behind Games of the identical, original license with no attachments.

Distribution

North American Market. On December 29, 2005 our first Left Behind game went on pre-sale through 3,500 retail locations nationwide. Called the Sneak Peak Pack, gamers get access to special key codes and a DVD featuring the official trailer of the game. We anticipate distributing this product at the traditional locations where North American video gamers go to purchase and/or rent their video games in the next 12 months. Retail outlets where we intend to distribute our products include Wal-Mart®, Toys R Us®, Kmart®, Best Buy®, Circuit City®, GameStop®, EB Games®, Blockbuster®, and Target® along with other national and regional retailers, discount store chains and specialty retailers. We plan to access these U.S. retailers using a group of independent sales representative companies who solicit orders from traditional retailers. We also plan to pursue distribution agreements with companies with strong relationships with retailers who can support our sales and marketing efforts.

International Market. We plan to undertake international distribution by building relationships with game publishers in countries comprising the principal markets, most notably in Europe, Asia and other territories. As such, we plan to pursue international agreements for various geographic regions most beneficial to us.

The Inspirational Bookseller Market. We anticipate that the Christian Bookseller Association (CBA) and related sales channels represent additional sell-through opportunities for the Left Behind Series brand. Left Behind books were originally sold exclusively through CBA retailers, until gaining mainstream acceptance and tremendous financial success in other distribution venues. Veggie Tales by Big Idea Productions, which has sold millions of videos, also released products to the CBA market before gaining mainstream acceptance. This distribution channel includes thousands of retail outlets and is an anticipated marketplace for Left Behind Games’ products.

Competition

Our competitors include established media development companies. Many of our current and potential competitors have longer operating histories and financial, sales, marketing and other resources substantially greater than those we possess. As a result, our competitors may be able to adapt more quickly to changes in the media market or to devote greater resources than we can to the sales of our media projects.

The video game industry is intensely competitive and new video game products and platforms are regularly introduced. We will compete primarily with other creators of video games for personal computers and game consoles. We will also compete with other forms of entertainment and leisure activities. Significant third party software competitors currently include, among others: Activision, Atari, Capcom, Electronic Arts, Konami, Namco, Midway, Take-Two, THQ, and Vivendi.

In addition, integrated video game console hardware and software companies such as Sony Computer Entertainment, Nintendo Co. Ltd. and Microsoft Corporation will compete directly with us in the development of software titles for their respective platforms.

Our competitors vary in size from small companies to very large corporations, with far longer operating histories, and significantly greater financial, marketing and product development resources than we have. Due to these greater resources, certain of our competitors will be able to undertake more extensive marketing and promotional campaigns, adopt more aggressive pricing policies, pay higher fees to licensors for desirable products, and devote substantially more money to game development than we can. We believe that the main competitive factors in the interactive entertainment software industry include product features and quality, compatibility of products with popular platforms, brand name recognition, access to distribution channels, marketing support, ease of use, price, and quality of customer service. There can be no assurance that we will be able to compete successfully with larger, more established video game publishers or distributors.

Our competitors could also attempt to increase their presence in our markets by forming strategic alliances with other competitors. Such competition could adversely affect our gross profits, margins and results of operations. There can be no assurance that we will be able to compete successfully with existing or new competitors. Most of our competitors have substantially greater financial resources than we have, and they have much larger staffs allowing them to create more games.

FINANCIAL INFORMATION

Management's Discussion and Analysis of Financial Condition or Plan of Operation

Forward-Looking Information

Certain statements in this Section and elsewhere in this report are forward-looking in nature and relate to trends and events that may affect the Company's future financial position and operating results. Forward Looking Statements are defined within the meaning of Section 27-A of the Securities Act of 1933 and Section 21-E of the Securities Act of 1934. The terms "expect,""anticipate,""intend," and "project" and similar words or expressions are intended to identify forward-looking statements. These statements speak only as of the date of this report. The statements are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. Actual results from experience may differ materially from the forward-looking statements as a result of many factors, including changes in economic conditions in the markets served by the company, increasing competition, fluctuations in prices and demand, and other unanticipated events and conditions. It is not possible to foresee or identify all such factors. The company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

Six Months Ended September 30, 2005 Compared to Six Months Ended September 30, 2004; and Cumulative from August 27, 2002 (inception) to September 30, 2005

Results of Operations

Net Revenues

We have generated no significant revenue as we move forward to complete development of the Company’s first product. Our first product is anticipated for a 2nd half, 2006 release. We may choose to release our first product in the months that follow to take full advantage of the holiday marketing season.

Operating Expenses

Operating expenses were $4,570,656 for the six months ended September 30, 2005, compared to $130,336 for the six months ended September 30, 2004, a 3,407% increase. In addition, operating expenses were $5,487,370 from August 27, 2002 (inception) to September 30, 2005. These increases are directly attributable to increased staffing, development-related costs, and the acquisition of office space to facilitate the development of the Company’s first product; the highly anticipated PC video game based upon the popular LEFT BEHIND brand of novels. Additionally, we expensed certain consulting transactions included in prepaid expense - as the underlying agreements were terminated on September 30, 2005 with no further services to be performed with future funding of $90,000 to be provided by the related consultants. The expensing of the consulting transactions resulted in additional consulting expense of approximately $3.1 million which is included in general and administrative expenses for the six months ended September 30, 2005.

Operating (Loss)/Profit

Other Income (Expense). Other income and (expense) was $1,692 for the six months ended September 30, 2005, compared to ($3,000) for the six months ended September 30, 2004. The increase is due to nominal increases in Online sales and no interest expense related to notes payable during the six months ended September 20, 2005. We expect the sales of our online store to multiply, but not represent any significant revenue in the next 12 months.

Net Loss. We reported a net loss of ($4,568,964) for the six months ended September 30, 2005, compared to a net loss of ($133,336) for the six months ended September 30, 2004, resulting in an increased loss of ($4,435,628). This increase is attributable primarily to the factors outlined above that contributed to our increased operating costs. As stated above, the long-term existence of the Company has been the primary concern of management, especially considering that our enterprise is both pre-revenue and pre-product. The increase in losses is a result of management’s belief that using equity for services, instead of cash, has been the best way to finance the growth of the Company during a time when cash flow is so vital.

Year Ended March 31, 2005 Compared to Year Ended March 31, 2004; and Cumulative from August 27, 2002 (inception) to September 30, 2005

Results of Operations

Net Revenues

As of March 31, 2005, we had generated no significant revenue as we moved forward to complete the development of the Company’s first product. Our first product is anticipated to be release in the 2nd half of calendar 2006. We may choose to release our first product in the months that follow to take full advantage of the holiday marketing season.

Operating Expenses

Operating costs were $482,993 for the year ended March 31, 2005, compared to $299,862 for the year ended March 31, 2004, a 61% increase. In addition, operating expenses were $916,714 from August 27, 2002 (inception) to March 31, 2005. These increases are directly attributable to the growth of our development team. Operations expanded beyond our facilities in Ukraine to include three additional offices, in the short term, in Romania.

Operating (Loss)/Profit

Other Expense. Other expense was ($2,813) for the year ended March 31, 2005, compared to ($17,500) for the year ended March 31, 2004. This decrease is primarily due to the conversion of loans from original shareholders into common shares of the Company which resulted in a decrease in interest expense.

Net Loss. We reported a net loss of ($486,606) for the year ended March 31, 2005, compared to a net loss of ($318,162) for the year ended March 31, 2004, resulting in an increased loss of ($168,444). In addition, our accumulated deficit at March 31, 2005 totaled ($938,627). These increases are attributable primarily to the factors outlined above that contributed to our increased operating costs.

September 30, 2005

Cash requirements, Liquidity and Capital Resources

Our principal source of operating capital has been provided by private sales of our common stock. Until we receive additional funding from outside sources, our operations will be severely limited by the financial resources that can be provided by the sales of common stock. At September 30, 2005, the Company had $33,237 of cash. During the six months ended September 30, 2005, the Company issued 762,000 shares of common stock valued at $0.50 and $1.00 for cash resulting in gross proceeds of $462,000. In addition, the Company issued 5,528,262 shares of common stock, of which amount 4,656,262 shares were issued for services both rendered and to be rendered, valued at $3,868,762. During the six months ended September 30, 2005, the Company issued 100,000 shares of common stock in accordance with an anti-dilution agreement, and 10,000 shares of common stock for the acquisition of a web address.

As of September 30, 2005, the Company had a negative working capital position of approximately $395,603.

Going Concern

The Company has not generated any revenue and has incurred net losses of $5,507,591 and had negative cash flows from operations of $895,678 since its inception through September 30, 2005. In addition, the Company has negative working capital of $395,603 and a stockholders’ deficit of $253,380 as of September 30, 2005. The Company’s ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management plans to continue to provide for its capital requirements by issuing additional equity securities and is currently in the process of soliciting additional capital. The Company has been successful in raising $1,009,500 in gross proceeds from April 1, 2005 through February 1, 2006.

March 31, 2005

Cash requirements, Liquidity and Capital Resources

At March 31, 2005 we had $215,974 of cash compared to $98 at March 31, 2004, an increase of $215,876. For the year ended March 31, 2005 the Company issued 1,770,000 shares of common stock valued at $.05 and $.50 for cash resulting in gross proceeds of $435,000. In addition, the Company issued 3,600,000 shares of preferred stock valued at $163,900 pursuant to the conversion of 3,000,000 shares of common stock and $167,500 in notes payable and associated accrued interest. Also, the Company converted a note payable into 30,000 shares of common stock, valued at $15,000. For the year ended March 31, 2005, common shares totaling 2,822,200 were issued for services both rendered and to be rendered, valued at $259,796.

At March 31, 2005, the Company had a negative working capital position of $387,956 compared to $535,456 at March 31, 2004.

We will require a minimum of an additional $1,000,000 in cash over the next twelve months to effect our business plan. We expect to obtain this cash from the proceeds of one or more private or public offerings. The following sets forth the approximate amounts of minimum cash needed for each category of expenses:

Software development	$420,000
Marketing, advertising and promotion	280,000
General and administrative expenses	300,000
Total	$1,000,000

Since we incorporated in August 2002, through funds provided by founders and private placement offerings, we have successfully raised over $1.5 million. This has been sufficient to keep development of our first product moving forward without delay. Although we expect this trend to continue, we can make no guarantee that we will be adequately financed going forward. However, it is also anticipated that in the event we are able to continue raising funds at a pace that exceeds our minimum requirements, we may expect to spend cash to expand operations or take advantage of business and marketing opportunities for the long-term benefit of the Company. Additionally, the Company intends to continue to use equity whenever possible to finance marketing, PR and development services it may not otherwise be able to obtain without cash.

PROPERTIES

    Our corporate offices are located at a 1,800 square foot facility on Technology Drive in Murrieta, California under a lease agreement through March 2006. Upon funding, our intention is to lease additional suitable office space in Temecula or Murrieta, California, unless it becomes desirable to relocate our primary location as a result of economic opportunity. Currently, we employ 10 persons in the United States and expect to employ up to 20 people in the next 12 months. Current offices are adequate for our present needs. Office space will be increased as we deem necessary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

    The following table presents information about the beneficial ownership of our voting securities as of February 7, 2006 by:

* each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our voting securities;

* each of our directors and named executive officers;

* all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. The percentage of beneficial ownership of our shares of voting securities subject to this SEC filing is based on a total of 17,877,172 combined shares of voting preferred and common stock outstanding as of February 7, 2006, plus an additional 5,889,951 total shares that may be issued at any time at the unilateral demand of Troy A. Lyndon, Jeffrey S. Frichner and Thomas Axelson pursuant to conversion of their deferred compensation totaling $530,526.

Name and Address of Beneficial Owner	Class of Voting Stock	Number of Shares of Voting Stock Beneficially Owned (1)	Percentage of Class
Troy A. Lyndon (2) 25060 Hancock, Suite 103 Box 110 Murrieta, California 92562	Common Stock	3,990,735	16.79%
Jeffrey S. Frichner (3) 25060 Hancock Ave., Suite 103 Box 110 Murrieta, CA 92562	Common Stock	4,469,757	18.81%
Thomas H. Axelson (4) 29931 Mirongo Place Laguna Nigel, CA 92677	Common Stock	1,120,303	4.71%
Southpointe Financial (5) 26471 Rancho Parkway South, Suite A Lake Forest, CA 92630	Preferred Stock (6)	1,434,700	6.04%
Robert E. Kistler (7) 26505 N. Bruce Rd. Chattaroy, WA 99003-7720	Common Stock	145,329	0.61%
Hobart Teneff (8) P.O. Box 30446 Spokane, WA 99223	Common Stock	94,738	0.40%
Terrence Dunne (9) 601 W. Main Ave., Ste. 1017 Spokane, WA 99201	Common Stock	192,500	0.81%
Thomas N. Mahoney 11995 El Camino Real, Suite 301 San Diego, CA 92130	Common Stock	1,429,717	6.02%
James J. Mahoney 11995 El Camino Real, Suite 301 San Diego, CA 92130	Common Stock	1,429,717	6.02%
Damon Parker (10) 2730 Mountain View Escondido, CA 92027	Common Stock and Preferred Stock	1,604,845	6.75%
Robert DeVries 1671 Via Sevilla St. Corona, CA 92881	Common Stock	1,219,324	5.13%
Total (total 7 officers and directors)		11,447,861	48.17

(1)
Calculates outstanding securities plus securities that the group may acquire within the next 60 days pursuant to privileges to convert deferred salary and/or preferred shares. All of these securities, including those derived from conversion of deferred salaries reflect the reverse split of Left Behind Games and the 4 for 1 reverse split of Bonanza Gold effectuated prior to the closing of the Share Exchange Agreement.

(2)
Troy A. Lyndon is our chief executive officer and a member of our board of directors. Mr. Lyndon beneficially owns 1,748,295 shares of our common stock through his 50% ownership of White Beacon Inc.’s 3,496,589 shares. In addition, he has the present right to convert his deferred compensation into an additional 2,242,441 shares of our common stock at post reverse split rate of $0.084 per share .

(3)
Jeffrey S. Frichner is our president and a member of our board of directors. Mr. Frichner beneficially owns 1,748,295 shares of our common stock through his 50% ownership of White Beacon Inc.’s 3,496,589 shares. In addition, he has the present right to convert his deferred compensation into an additional 2,721,463 shares of our common stock at post reverse split rate ranging from $0.084 to $1.68 per share.

(4)
Thomas H. Axelson is our senior vice president, chief financial officer and a member of our board of directors. Mr. Axelson beneficially owns 194,255 shares of our common stock. In addition, he has the present right to convert his deferred compensation into an additional 926,048 shares of our common stock at post reverse split rate ranging from $0.084 to $1.68 per share.

(5)	Ray Dixon has voting and investment control of Southpointe Financial. Ray Dixon is a member of our board of directors and is the owner of 1,434,498 shares of our series A preferred stock.
(6)	Our series A preferred stock is convertible into common stock on a 1 for 1 basis at his sole discretion of the holder.
(7)	Robert E. Kistler was a member of our board of directors until February 7. 2005.
(8)	Hobart Teneff was a member of our board of directors until February 7. 2005.
(9)	Terrence Dunne was a member of our board of directors until February 7. 2005.
(10)	Damon Parker’s 1,604,845 shares of voting stock consist of 1,434,498 shares of our series A preferred stock and 170,347 shares of our common stock.

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of Bonanza Gold, Inc., as of February 7, 2006, include the following persons:

Name	Age	Position

Troy A. Lyndon	41	Chairman & Chief Executive Officer

Jeffrey S. Frichner	47	Director, President and Secretary

Thomas H. Axelson	62	Director and Chief Financial Officer

Ray Dixon	53	Director

Troy A. Lyndon chief executive officer and chairman of the board of directors, age 41, Troy A. Lyndon is the chief executive officer of Left Behind Games Inc. As the former chief executive officer of Studio Arts Multimedia, Inc., he managed and worked to develop six multi-million dollar video game projects for Corel Corporation. Previously, Mr. Lyndon served as president of Park Place Productions where he managed operations, including the publication and/or development for over 50 video game projects. Park Place Productions under Mr. Lyndon’s leadership, became North America’s largest independent video game development company. Mr. Lyndon has over 20 years experience in the management and development of software projects, including computer and video game products such as Madden Football, Batman Returns, Defender of the Crown, and Street Fighter. Mr. Lyndon is also a recipient of the Entrepreneur of the Year award from Inc. Magazine, Merrill Lynch and Ernst & Young. Mr. Lyndon has also served many ministries and Christian publishers, including the Billy Graham Evangelistic Association, Campus Crusade for Christ International, the Bright Media Foundation, the publisher of the Left Behind book series and Biblesoft.

Jeffrey S. Frichner, president, secretary and member of the board of directors, age 47, Jeffrey S. Frichner is the president and secretary of Left Behind Games Inc. Previously, he was national accounts manager for Raindance Communications, Inc. formerly Evoke Communications, Inc. Prior to that, Mr. Frichner was the director of business development for Enable Incorporated where his efforts directly contributed to the successful acquisition of the company by Cotelligent, Inc. Previously, he was Vice President of Corporate Finance and Investments for Janda, Phillips and Garrington, LLC. Prior, Mr. Frichner was a registered representative and held the position of account executive and retirement planning specialist with Dean Witter Reynolds. He holds a BA in business and marketing from National University and is a former United States Marine.

Thomas H. Axelson, chief financial officer and member of the board of directors, age 62, is the chief financial officer of Left Behind Games Inc. He also currently serves as the Director of Administration and the chief financial officer of the largest ministry of Campus Crusade for Christ International. For more than 28 years, Mr. Axelson has devoted his life to ministry. During the past 15 years, he has managed allocations of more than $350 million to support Campus Crusade for Christ operations worldwide. Mr. Axelson received his B.S. in Chemistry and Biology from Bemidji State University and holds an M.A. in Management from Claremont Graduate School.

Ray Dixon, member of the board of directors, age 53, has decades of experience in operations management of publishing and lending institutions. As President of Morgan Rae Publishing, he is experienced in manufacturing and distribution of products for the general and Christian marketplaces. Further, Mr. Dixon has 22 years experience in real estate finance and investments and has served as COO for Southpointe Financial, recognized as a leader in mortgage lending.

EXECUTIVE COMPENSATION

Summary Compensation Table

The cash and non-cash compensation that we have paid during the fiscal year ended March 31, 2005, or that was earned by our chief executive officer and our other executive officers is detailed in the following table.

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year(1)	Salary(2)		Bonus	Other Annual Compensation	Securities Underlying Options(#)	LTIP Payouts
Troy A. Lyndon (3) Chairman and chief executive officer	2005 2004 2003		$71,944 95,000 57,917	$—	$—	—	$—	—

Jeffrey S. Frichner (4) President	2005 2004 2003		$110,792 95,000 57,917	$—	$—	—	$—	—

Thomas H. Axelson (5) CFO	2005 2004 2003		$36,000 31,917 25,750	$—	$—	—	$—	—

Robert E. Kistler (6) Director	2005 2004 2003	$	-- -- --	$—	$—	—	$—	—

(1)
Deferred salaries for Messrs. Lyndon, Frichner and Axelson may be converted into common stock at a post-reverse split rate of $0.084 per share for all deferred compensation earned through December 31, 2004, a rate of $0.84 for deferred compensation earned between January 1, 2005 and May 31, 2005 and rate of $1.67 per share for all deferred compensation earned since June 1, 2005.

(2)	All Executive officer salaries were deferred until October 2004. Cash has been paid since that date.
(3)	Troy A. Lyndon deferred his compensation through October 2004, but no longer defers his compensation.
(4)	Jeffrey S. Frichner deferred his compensation through October 2004, but no longer defers his compensation.
(5)	Thomas H. Axelson currently defers his compensation.
(6)
Robert E. Kistler served as our principal executive officer through February 7, 2006, but did not receive a salary. During the fiscal year ended March 31, 2004, Mr. Kistler received $2,750 in cash and 10,000 shares of a privately held company valued at $2,500 for his services as a director.

Long-Term Incentive Plan Awards/Employment Agreements

We do not maintain any long-term incentive plans. However, we intend to implement an ESOP plan in the next 12 months. Additionally, our executive management, Messrs. Lyndon, Frichner and Axelson, may convert all or some of their deferred compensation to common stock.

We have employment agreements with each of our three executives.  The employment agreements are substantially similar except with respect to compensation.  Each agreement provides for:

•          An at will term for the employee wherein he may resign or where he is terminated without cause is entitled to receive an amount equal to six (6) months' compensation;

•          A monthly salary, plus reimbursement of expenses; and

•          A covenant to not engage anywhere directly or indirectly in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any for profit business which is involved in business activities which are the same as, similar to, or in competition with business activities carried on by LBG or any business that is a current or potential customer, broker or competitor of LBG without prior written approval from the Board of Directors of LBG

Under the employment agreements, Messrs. Lyndon, and Frichner are entitled to $95,000 per year, respectively, in compensation. In the future, based upon revenue benchmarks, this amount can increase along with increased revenues to up to $300,000 per year, plus a respective $150,000 bonus and up to a respective $5,000 per month expense account to be spent at their discretion. Mr. Axelson is entitled to $24,000 per year. In the future, based upon revenue benchmarks, this amount can increase with revenues up to $150,000 per year, plus a $50,000 bonus and up to a $5,000 per month expense account to be spent at his discretion. In addition to their current base compensation, each of our officers receives money for reimbursement of corporate expenses.

Significant Employees

In addition to our executive officers, our vice president of sales Dereck Wong, age 48, is a significant employee. Dereck Wong is president and Owner of Wong & Associates. Mr. Wong has more than 20 years experience in consumer electronic sales, software sales and management. He has represented the interactive software and video game companies such as Capcom, Bethesda Softworks, Interplay, Mattel and Mindscape. Mr. Wong’s retail clients in California include Fry's, Good Guys and Warehouse Entertainment.

Option Grants

      We did not grant any options to our executive officers in the fiscal year ended March 31, 2005.

Option Exercises and Year-End Option Values

      None of our executive officers held any options as of March 31, 2005.

Compensation of Our Independent Directors

Each of our directors who are not also an employee receives director fees not to exceed $10,000 per annum.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Third Party Companies Owned by Executive Officers

We have entered into related party transactions with LB Games Ukraine, LLC, a management company in which Troy A. Lyndon, our chief executive officer is the majority shareholder. LB Games Ukraine, LLC, currently employs several workers within the offices of a development company in the Ukraine. In addition, we have paid LB Games Ukraine, LLC, $25,275 through September 30, 2005 for services rendered. In accordance with Mr. Lyndon’s employment agreement with LBG, he received no compensation or financial benefit from LB Games Ukraine, LLC’s ongoing operational funds resulting from his ownership of LB Games Ukraine, LLC. Left Behind Games’ financials have been consolidated with those of LB Games Ukraine LLC herein.

Ownership of Securities by Management

Our majority shareholder is White Beacon Inc., a Delaware Corporation (“White Beacon”), an entity beneficially owned and controlled by Troy A. Lyndon, our chief executive officer, and Jeff Frichner, our president. White Beacon holds an exclusive worldwide license from the publisher of the Left Behind book series to develop, manufacture and distribute video games and related products based on the “Left Behind Series” of novels published by the publisher of the Left Behind book series. White Beacon has granted us a sublicense to exploit the rights and fulfill the obligations of White Beacon under the license. All of the shares of common stock presently issued and outstanding are “restricted securities” as that term is defined under the Securities Act of 1933, as amended, and, as such, may not be sold in the absence of registration under the Securities Act of 1933, as amended or the availability of an exemption from registration.

Our Directors’ Other Business Activities

Our directors are involved in a variety of business and professional activities outside of managing our operations. These other activities may result in a conflict with respect to the allocation of management resources away from our operations and to other activities.

Management of the Company

Our Management devotes only such time to our operations as they, in their sole discretion deem necessary to carry out our operations effectively. Our officers and directors may work on non-profit projects in accordance with their respective employment agreements. Conflicts of interest may arise in allocating management time, services or functions among such affiliates.

Limitation of Rights

Our Bylaws provide that our management will not be liable for actions taken by them in good faith in furtherance of our business, and will be entitled to be indemnified by us in such cases. Therefore, our stockholders may have a more limited right against the management, their affiliates and their respective related parties than they would have absent such limitations in the Bylaws. In addition, indemnification of the management, their affiliates and their respective related parties could deplete our assets possibly resulting in loss by the stockholders of a portion or all of their investment.

LEGAL PROCEEDINGS

We are currently not involved in any legal proceedings.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON
EQUITY AND RELATED STOCKHOLDER MATTERS

    Our Common Stock is traded in the over-the-counter market on the NASD Bulletin Board under the symbol “BZAG”. The following table shows the high ask and low bid prices for the Common Stock for each quarter during the last two fiscal years ended March 31, and the three most recent fiscal quarters. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High Ask	Low Bid
Year ended 3/31/04
Quarter ended 6/30/03	$.035	$.035
Quarter ended 9/30/03	.06	.02
Quarter ended 12/31/03	.18	.05
Quarter ended 3/31/04	.15	.10

Year ended 3/31/05
Quarter ended 6/30/04	$.10	$.10
Quarter ended 9/30/04	.14	.14
Quarter ended 12/31/04	.14	.14
Quarter ended 03/31/05	.14	.14

Year ended 3/31/06
Quarter ended 6/30/05	$.16	$.12
Quarter ended 9/30/05	.23	.14
Quarter ended 12/31/05	.35	.20

    We have not declared or paid cash dividends or made distributions in the past, and we do not anticipate that it will pay cash dividends or make distributions in the foreseeable future. We currently intend to retain any future earnings to finance its operations.

DESCRIPTION OF SECURITIES

At February 7, 2006, our shares of common and preferred voting stock issued and outstanding were held by approximately 1,250 shareholders of record. As discussed in the section entitled “Executive Compensation”, several executive officers have a right to convert deferred salaries into our common stock. There are no other outstanding options or rights to acquire shares.

Common Stock

We are authorized to issue two hundred million (200,000,000) shares of $0.001 par value common stock of which 17,877,172 shares are currently outstanding as of February 7, 2006, plus an additional 5,889,951 that may be issued pursuant to deferred salary conversion privileges held by three members of our executive management team. Holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Shares of common stock do not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors, and, if they do so, minority stockholders would not be able to elect any members to the board of directors. Our board of directors has authority, without action by the stockholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the stockholders and which may dilute the book value of the common stock.

Stockholders have no pre-emptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of common stock, when issued, will be fully paid and non-assessable.

Holders of common stock are entitled to receive dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We have not paid dividends on common stock and do not anticipate that we will pay dividends in the foreseeable future.

We have an agreement with Charter Financial Holdings, LLC, to ensure that its ownership of our subsidiary, Left Behind Games, does not fall below 1%. The result is that for each time the subsidiary issues or sells stock, we must issue that amount of stock to Charter Financial Holdings, LLC to maintain their ownership percentage. Charter Financial Holdings, LLC is not required to pay additional consideration for those shares.

There are no conversion, preemptive, or other subscription rights or privileges with respect to any shares. Our stock does not have cumulative voting rights which means that the holders of more than fifty percent (50%) of the shares voting in an election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent (50%) would not be able to elect any directors.

Preferred Stock

We are authorized to issue ten million (10,000,000) shares of $0.001 stated value preferred stock of which 3,586,246 preferred A shares are issued and outstanding. Preferred A shares are convertible on a one for one basis with our common stock at the sole discretion of the holder. Our preferred A shares enjoy one for one common stock voting rights. The preferred stock is entitled to preference over the common stock with respect to the distribution of our assets in the event of our liquidation, dissolution, or winding-up, whether voluntarily or involuntarily, or in the event of any other distribution of our assets of among our shareholders for the purpose of winding-up our affairs. The authorized but unissued shares of preferred stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors in their sole discretion shall have the power to determine the relative powers, preferences, and rights of each series of preferred stock.

We consider it desirable to have one or more classes of preferred stock to provide us with greater flexibility in the future in the event that we elect to undertake an additional financing and in meeting corporate needs that may arise. If opportunities arise that would make it desirable to issue preferred stock through either public offerings or private placements, the provision for these classes of stock in our certificate of incorporation would avoid the possible delay and expense of a stockholders’ meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock would result, however, in a series of securities outstanding that may have certain preferences with respect to dividends, liquidation, redemption, and other matters over the common stock which would result in dilution of the income per share and net book value of the common stock. Issuance of additional common stock pursuant to any conversion right that may be attached to the preferred stock may also result in the dilution of the net income per share and net book value of the common stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. As a result, it is not possible at this time to determine the respects in which a particular series of preferred stock will be superior to our common stock. Other than one for one exchanges of preferred stock held by shareholders of our subsidiary, the board of directors does not have any specific plan for the issuance of preferred stock at the present time and does not intend to issue any such stock on terms which it deems are not in our best interest or the best interests of our stockholders.

Dividends

We have paid no dividends and propose for the foreseeable future to utilize all available funds for the development of our business. Accordingly, we have no plans to pay dividends even if funds are available, as to which there is no assurance.

Transfer Agent

We currently utilize the services of Columbia Stock Transfer Company, 410 Sherman Avenue, Suite 207, Coeur d’Alene, ID 83814, as our transfer agent and registrar.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide for indemnification of directors and officers to the fullest extent permitted by law and provide for the advancement of expenses to such officers and directors. Our bylaws provide that, to the fullest extent permitted by law, our executive officers and directors shall have no personal liability to us or to our stockholders for damages for breach of their fiduciary duty as our executive officers and directors except for damages resulting from acts or omissions which involve willful misconduct, fraud or a knowing violation of law. Accordingly, our executive officers and directors may have no liability to the stockholders or Bonanza Gold for their acts or omissions performed or omitted pursuant to the authority granted to them under our bylaws.

Our bylaws provide that any of our executive officers or directors shall be indemnified to the fullest extent permitted by law and as provided therein. Our bylaws provide that we will indemnify any executive officers and directors from any liability incurred by it in connection with any proceeding by a third party if the executive officer or director conducted him or herself in good faith, reasonably believed that his or her conduct was in or at least not opposed to our best interest, and, in the case of a criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Such indemnity as to actions by us applies against all liability of the proceeding and is subject to the same good conduct standards of third party claims but is not applicable to liability resulting from the gross negligence or misconduct of such parties unless the court determines that the party is fairly and reasonably entitled to indemnification. We also have the power to indemnify other parties acting in various capacities.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to stockholders, directors, officers, or persons controlling our operations, the SEC is generally of the opinion that such indemnification is against public policy and is therefore unenforceable.

Item 1.02  Termination of a Material Definitive Agreement.

Not applicable.

Item 1.03  Bankruptcy or Receivership.

Not applicable.

Section 2 - Financial Information

Item 2.01  Completion of Acquisition or Disposition of Assets.

See Item 1.01.

Item 2.02  Results of Operations and Financial Condition.

Not applicable.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Not applicable.

Item 2.04  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

Not applicable.

Item 2.05  Costs Associated with Exit or Disposal Activities.

Not applicable.

Item 2.06  Material Impairments.

Not applicable.

Section 3 - Securities and Trading Markets

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard: Transfer of Listing.

Not applicable.

Item 3.02  Unregistered Sales of Equity Securities.

Pursuant to the Share Exchange Agreement between our subsidiary, LBG, we issued the following securities to the entities and individuals identified below:

Number of Shares of Bonanza
Stock Received at the Closing
Series "A" Preferred Stock Shareholders	Shares
Southpointe Financial	1,434,498
Damon and Barbara Parker	1,434,498
Don Thorne	717,249

Common Stock Shareholders Shares

Damon and Barbara Parker	170,347
Charter Financial Holdings, LLC	159,995
White Beacon Inc.	3,496,589
Thomas N. Mahoney	1,429,717

James J. Mahoney	1,429,717
Thomas H. Axelson	194,255
James Alan Cook	333,999
James H. Amos, Jr.	5,977
Paul Danchik	1,195
Mark Carver	1,195
Helmut Teichert	1,195
Dereck Wong	358,625
Louis and Anita Prata	59,771
Sam Robinson	34,667
Charlotte Fu	2,690
SBI-USA	203,221
Valencio Robinson	29,560
Igor Anatsko	17,931
Loyd and Darla G. Trantham	35,862
Justin Roundtree	11,954
Mike and Dolores Flores	11,954
Aspect Technology & Eqpt, Inc.	23,908
Kathleen Roundtree	11,954
Grover and Clara Roundtree	11,954
Kevin M. Atkins	5,977
George Hughes, III	5,977
Don Dutton	5,977
Paul and Lisa Sumrall	11,954
George & Debbie Hughes	17,931
Donna Kenney and John Mahoney	11,954
James Revocable Living Trust	119,542
Bobby W Roundtree IRA Rollover	23,908
Geir & Melissa Fjugstad	29,885
Ren Boyce	11,954
Victoria & Philip Padula	23,908
Christopher Roundtree	1,045,988
Love Family Trust	17,931
Robert and Jayne Love	11,954
Richard and Linda Carlson	11,954
Michael Corrigan	5,526
Matthew Korporaal	23,908
IAM, LTD	71,725
Andrea Kirkland	29,885
TGC, LTD	11,954
Global Media Solutions Inc.	298,854
Euro Marketing Systems, Inc.	298,854
Cher Hong Wang	239,083
Richmond Jaymes Love	2,989
Robilyn Lyndon	59,771
Douglas and Barbara Casavant	59,771
Jeffrey D. Mullen	5,977
IAM, LTD	35,862
Valerie & Jeff Deyo	11,655

Rabecca A. Deyo	8,966
Gregory Bauman	29,885
Sue Bohle	30,640
Peter Brian Quigley	17,931
Robert DeVries and Flora G. DeVries Family Trust	1,219,324
Andrew W. and Karen M. Watling	20,920
John R. Coghlan	5,977
Craig Beukelman	14,943
Brian Traichel	5,977
Leeg Family Trust	59,771
Mark Mahood	11,954
Randy Bucholtz	11,954
Issic Izadi	5,977
Beverly Rykerd	10,759
Greg Tutmarc	5,977
John and Sharon Barry	59,771
Ray Via	2,439
Kirby D. Cochran	298,854
Luanne Palmer	5,977
Hooper Group Inc.	59,771
Chance Thomas	50,805
Martin Powell	2,989
Total LBG Shares	16,042,784

We issued the shares in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933. We believe that this sale of securities did not involve a public offering because it involved the issuance of a relatively small amount of our securities to a limited number of accredited and sophisticated individuals with whom we already had a relationship.

Item 3.03  Material Modification to Rights of Security Holders.

Not applicable.

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.01  Changes in Registrant’s Certifying Accountant.

DeCoria, Maichel & Teague P.S., Certified Public Accountants located in Spokane, Washington audited the financial statements of Bonanza Gold, Inc. for the year ended March 31, 2005. Due to acquisition of LBG and the movement of our primary operations to the State of California, we have retained LBG’s auditor, Corbin & Company, LLP, located in Irvine, California to provide audits for 2006 and on an ongoing basis.

The decision to accept the change was approved by the board of directors.

There were no disagreements between the Company and DeCoria, Maichel & Teague P.S. whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing, scope or procedure which, if not resolved, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

The Reports of DeCoria, Maichel & Teague P.S. for the year of 2005 did not contain any adverse opinions or disclaimers of opinion, but noted as to uncertainty, audit scope or accounting principles as follows:

Note 1 of the audited financial statements of Bonanza Gold, Inc. for the year ended March 31, 2005, addressed "Going Concern" uncertainties, which stated, in part, “the Company has incurred losses since its inception and has no recurring source of revenue. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. Management's plans for the continuation of the Company as a going concern include financing the Company's operations through sales of its unregistered common stock and the eventual acquisition of an entity with profitable business operations. There are no assurances, however, with respect to the future success of these plans. The financial statements do not contain any adjustments, which might be necessary, if the Company is unable to continue as a going concern.” Management does not disagree with this statement.

Management did not consult DeCoria, Maichel & Teague P.S. regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered, nor concerning any matter that was the subject of any disagreement or event.

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Not applicable.

Section 5 - Corporate Governance and Management

Item 5.01  Changes in Control of Registrant.

Immediately following the consummation of the Share Exchange Agreement described in Item 1.01 above, we issued 13,000,000 shares of our common stock and 3,500,000 shares of our preferred stock to stockholders of Left Behind Games Inc. Following the new issuances of our stock pursuant to the Share Exchange Agreement, there was a change in control of the company.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 7, 2006, our board of directors appointed Troy A. Lyndon, Jeffrey S. Frichner and Thomas H. Axelson to our board of directors and named Messrs. Lyndon, Frichner and Axelson as all of our officers. A discussion of the experience and relevant business activities over the past five years for Messrs. Lyndon, Frichner and Axelson can be found in Item 1.01, in the section entitled, “Directors and Executive Officers”.

Concurrently with Messrs. Lyndon’s, Frichner’s, and Axelson’s appointment as all of our officers, Mr. Robert E. Kistler resigned as our president and treasurer, and Hobart Teneff resigned as our vice president. Effective February 7, 2006 at noon PST, Messrs. Kistler, Teneff and Terrence Dunne resigned as our directors. Messrs. Kistler, Teneff, and Dunne’s resignation as a director of the company was not because of any disagreements with the company on matters relating to its operations, policies and practices.

Item 5.03  Amendments to Articles of Incorporation or Bylaws: Change in Fiscal Year.

Not applicable.

Item 5.04  Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

Not applicable.

Item 5.05  Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Not applicable.

Section 5.6 Change in Shell Company Status

See Item 1.01.

Section 6 - Asset-Backed Securities

Item 6.01 ABS Informational and Computational Material.

Not applicable.

Item 6.02 Change of Servicer or Trustee.

Not applicable.

Item 6.03 Change in Credit Enhancement of Other External Support.

Not applicable.

Item 6.04 Failure to Make a Required Distribution.

Not applicable.

Item 6.05 Securities Act Updating Disclosure.

Not applicable.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

Not applicable.

Section 8 - Other Events

Item 8.01 Other Events.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

The Financial Statements of Left Behind Games Inc. a Delaware corporation are attached as Exhibit 99.1.

(b)  Exhibits

3.1*	Articles of Incorporation of Bonanza Gold, Inc.

3.2	Certificate of Incorporation of Left Behind Games Inc.

3.2.1	Amendment to Certificate of Incorporation of Left Behind Games Inc.

10.1	Share Exchange Agreement

10.2	Employment Agreement dated March 1, 2003 between Troy A. Lyndon and Left Behind Games Inc.

10.3	Addendum dated June 2, 2004 to the Employment Agreement dated March 1, 2003 between Troy A. Lyndon and Left Behind Games Inc.

10.4	Addendum dated February 1, 2005 to the Employment Agreement dated March 1, 2003 between Troy A. Lyndon and Left Behind Games Inc.

10.5	Employment Agreement dated March 1, 2003 between Jeffrey S. Frichner and Left Behind Games Inc.

10.6	Addendum dated June 2, 2004 to the Employment Agreement dated March 1, 2003 between Jeffrey S. Frichner and Left Behind Games Inc.

10.7	Addendum dated February 1, 2005 to the Employment Agreement dated March 1, 2003 between Jeffrey S. Frichner and Left Behind Games Inc.

10.8	Employment Agreement dated March 1, 2003 between Thomas H. Axelson and Left Behind Games Inc.

10.9	Addendum dated June 2, 2004 to the Employment Agreement dated March 1, 2003 between Thomas H. Axelson and Left Behind Games Inc.

10.10	Addendum dated February 1, 2005 to the Employment Agreement dated March 1, 2003 between Thomas H. Axelson and Left Behind Games Inc.

99.1	Financial Statements of Left Behind Games Inc., a Delaware corporation

[Missing Graphic Reference]
*   Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Bonanza Gold, Inc. (Registrant)

Date: February 7, 2006	By:/s/ Troy A. Lyndon
Chief Executive Officer
(Signature)*

* Print name and title of the signing officer under his signature.